FOR IMMEDIATE RELEASE	December 12, 2014
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION LEASED TO JIM BEAM IN FRANKFORT, KENTUCKY

Freehold, New Jersey….December 12, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 599,840 square foot, built-to-suit industrial building, located at 1509 Leestown Road, Frankfort, KY at a purchase price of $28,000,000. The property is net-leased for 10 years to Jim Beam Brands Co., a Delaware corporation. The Class A industrial building is situated on approximately 92.21 acres and is expandable by an additional 200,000 square feet.

Michael P. Landy, President and CEO, commented, “We are extremely proud to welcome Jim Beam to our high quality tenant roster. The Beam Company has been in business in Kentucky for over 200 years and their name is synonymous with the World’s finest Bourbon. The Bourbon industry is booming globally with 95% of all Bourbon made in Kentucky. Over the past two years the Kentucky Bourbon industry has nearly doubled its workforce, tripled its number of distilleries, and set new records for exports and barrel inventories. Today, there are more than 5 million barrels of Bourbon and other whiskeys aging in Kentucky. This represents approximately one million more barrels in Kentucky than people. Our new facility is situated at the center of the Bourbon Capital of the World.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-seven properties located in twenty-eight states, containing a total of approximately 12.4 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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